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Pricing Supplement No. 27 dated October 17, 1997                  Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                        File No. 333-05701
Prospectus Supplement dated August 7, 1997)


                                  ADVANTA CORP.
                     VALUE NOTES(SM), SERIES A - FIXED RATE

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Cusip No.:  00757GBC2                                  Interest Rate: 7.40%
Aggregate Principal Amount: $492,000.00                Maturity Date: 10/22/2002
Total Agents' Discount or Commission: $6,150.00        Issue Date: 10/22/97
Net Proceeds to Issuer:  $485,850.00                   Trade Date:  10/17/97

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
---------------------------------------------------------------------------------------------------------
                                                                         Agent's             Net Proceeds
            Name of Agent                     Principal Amount         Discount or                to
                                                                       Commission               Issuer
---------------------------------------------------------------------------------------------------------
Legg Mason Wood Walker, Incorporated             $384,000.00            $4,800.00             $379,200.00
---------------------------------------------------------------------------------------------------------
Dain Bosworth, Inc.                              $108,000.00            $1,350.00             $106,650.00
---------------------------------------------------------------------------------------------------------

Interest Payment Dates:  November 15, 1997 and the 15th day of each succeeding calendar month through and including September 15, 2002 and on the Maturity Date; provided however, that if this Note is redeemed, in whole or in part, at the option of the Company prior to the Maturity Date, the final Interest Payment Date with respect to the principal amount so redeemed shall be the Redemption Date (as defined herein).

Day Count Convention:

         [ X ]    30/360 for the period from  10/22/97 to 10/21/2002
Redemption:

         [   ]    The Notes cannot be redeemed prior to the Stated Maturity
                  Date.

         [ X ] The Notes may be redeemed, in whole or in part, prior to the Stated Maturity Date.
                           Initial Redemption Date: November 15, 1999
                           Initial Redemption Percentage:  100%
                           Annual Redemption Percentage Reduction: 0%.
                           See "Other Provisions" below.

Form:    [ X ]    Book Entry

Agent acting in the capacity as indicated below:

         [ X ]    Agent                           [   ]    Principal

If as Principal:

         [   ]    The Notes are being offered at varying prices related to
                  prevailing market prices at the time of resale.

         [   ]    The Notes are being offered at a fixed initial public offering price of ____% of principal amount.
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If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[ X ]    Other Provisions: This Note may be redeemed, in whole or in part, by the Company on November 15, 1999 (the "Initial Redemption Date") and on any Interest Payment Date thereafter (each, a "Redemption Date"), on written notice given not more than 60 nor less than 30 days prior to such Redemption Date. In the event of any such redemption by the Company, the Redemption Price shall be 100% of the principal amount of this Note so redeemed.

                            Agent:  Dain Bosworth, Inc.

[   ]    PaineWebber Incorporated

                            [ X ]    Legg Mason Wood Walker, Incorporated

                                                      [   ]    Sage Rutty & Co.